Exhibit 99.1
Kraton Corporation Announces Second Quarter 2017 Results
HOUSTON, July 26, 2017 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products, announces financial results for the quarter ended June 30, 2017.
2017 SECOND QUARTER SUMMARY

•	Second quarter consolidated revenue of $525.3 million, up 15.5% compared to the second quarter 2016

•	Second quarter consolidated net income of $25.5 million was up from $7.4 million in the second quarter 2016

•	Second quarter Adjusted EBITDA(1) of $101.5 million, up 9.4% compared to the second quarter 2016

▪	Polymer segment Adjusted EBITDA(1) of $62.8 million, with an associated margin(2) of 18.7%, up $23.6 million or 60.2% compared to the second quarter 2016

▪	Polymer segment margin(2) up 690 basis points sequentially, reflecting expected recovery following significant first quarter 2017 raw material cost inflation

▪	Chemical segment Adjusted EBITDA(1) of $38.7 million with an associated margin(2) of 20.3%, up $5.1 million sequentially, with a 240 basis point improvement in associated margin(2)

▪	Sequential increase reflects improvement in tall oil fatty acid pricing, stabilization of market dynamics associated with hydrocarbon-based C5 alternatives, and incremental synergy capture

▪	Delivered incremental cost reductions and synergies of $13.3 million, expect full realization of $65 million of transaction synergies by year-end 2017, one year ahead of plan

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands, except percentages and per share amounts)
Revenue	$525,320	$454,649	$983,445	$874,572
Polymer segment operating income	$36,142	$17,262	$77,770	$31,208
Chemical segment operating income	$25,463	$29,525	$43,158	$18,805
Net income attributable to Kraton	$25,561	$7,401	$31,974	$95,488
Adjusted EBITDA (non-GAAP)(1)	$101,480	$92,736	$167,051	$185,837
Adjusted EBITDA margin (non-GAAP)(2)	19.3%	20.4%	17.0%	21.2%
Diluted earnings per share	$0.81	$0.24	$1.01	$3.07
Adjusted diluted earnings per share (non-GAAP)(1)	$0.82	$0.63	$0.68	$1.44
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.
“We delivered $101.5 million of Adjusted EBITDA in the second quarter 2017, which represents a margin of 19.3%. Both our Polymer and Chemical segments experienced solid end market demand fundamentals and sequential margin expansion. In addition, we delivered an incremental $13 million of cost improvement and synergy capture initiatives in the quarter, making the total for the first six months $26 million, well ahead of the plan we outlined at the beginning of the year. With a $37 million reduction in Kraton net debt in the last two months of the quarter, we remain on track to reduce Kraton net debt by $100 million to $150 million in 2017,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer.
Our Polymer segment posted strong results in the quarter, delivering Adjusted EBITDA of $62.8 million with an associated margin of 18.7%. This represents nearly $24 million of growth and over 400 basis points of improvement in margin, demonstrating the effective pass through of raw material cost inflation,” said Fogarty. “Following the sharp increase in raw material prices in the first quarter 2017, raw material costs declined significantly in the second quarter and into July, returning to levels we believe are more indicative of structural market balances, and underlying energy costs. We expect relative stability in raw material costs and segment margins for the balance of the year,” Fogarty added.
“Our Chemical segment second quarter Adjusted EBITDA was $38.7 million, or 20.3% of revenue, which showed sequential improvement compared to the first quarter of 2017. Second quarter results for our adhesives business reflect stabilization of the market dynamics associated with the availability of low-cost C5 hydrocarbon alternatives. In addition we saw improved margins for tall oil fatty acid products, driven by previously announced price increases,” said Fogarty. “In the quarter we saw continued success in delivering transaction synergies. Based upon our success to date, we now expect to deliver the full $65 million of transaction synergies associated with the Arizona Chemical acquisition by year-end 2017, one year earlier than originally planned,” Fogarty said.
“We remain on track to deliver our planned $70 million of cost reductions for the Polymer segment by year-end 2018. Our conversion to the ‘direct connect’ process for our Cariflex business has gone extremely well, and we currently expect to complete our USBC expansion in France, by year-end 2017. The qualification process at our new HSBC plant in Taiwan continued during the second quarter and we saw the first shipment of commercial product grades from the plant. We look forward to the incremental contribution of the plant to our cost optimization efforts as commercial volumes expand in late 2017 and into 2018,” added Fogarty.
Status of Synergies, Operational Improvement, and Cost Reduction Initiatives
We previously announced synergies and operational improvement initiatives associated with our January 6, 2016 acquisition of Arizona Chemical (the “Arizona Chemical Acquisition”) and a cost reduction initiative targeted at lowering costs in our Polymer segment. Following is a summary of the status of these initiatives:

	Cumulative through
	June 30, 2017	December 31, 2016
	(In thousands)
General and administrative synergies	$22,414	$17,663
Operational improvements	35,581	19,223
Cost reduction	36,673	31,338
	$94,668	$68,224

Polymer Segment

	Three Months Ended June 30,		Six Months Ended June 30,(3)
	2017	2016	2017	2016
Revenue	(In thousands, except percentages)
CariflexTM	$43,354	$43,188	$81,402	$81,211
Specialty Polymers	100,479	82,060	191,399	167,090
Performance Products	191,134	144,816	332,852	264,734
Other	151	55	413	127
	$335,118	$270,119	$606,066	$513,162

Operating income	$36,142	$17,262	$77,770	$31,208
Adjusted EBITDA (non-GAAP) (1)	$62,815	$39,203	$94,870	$91,447
Adjusted EBITDA margin (non-GAAP)(2)	18.7%	14.5%	15.7%	17.8%
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.

(3)	The six month information is provided for comparative purposes only.
Q2 2017 VERSUS Q2 2016 RESULTS
Revenue for the Polymer segment was $335.1 million for the three months ended June 30, 2017 compared to $270.1 million for the three months ended June 30, 2016. Revenue increased in each of our product groups, which was attributable to higher average selling prices resulting from higher raw material costs. Sales volumes of 89.6 kilotons were essentially flat for the three months ended June 30, 2017 compared to three months ended June 30, 2016. Cariflex volumes increased 2.0%, Specialty Polymers volumes increased 3.7%, and Performance Products volumes decreased 1.6%. The negative effect from changes in currency exchange rates between the periods was $4.4 million.
For the three months ended June 30, 2017, the Polymer segment generated Adjusted EBITDA (non-GAAP) of $62.8 million compared to $39.2 million for the three months ended June 30, 2016. The increase was due to improved unit margins, primarily driven by higher prices, including favorable product mix. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

Chemical Segment
The following results of operations for the Chemical segment have been included in our consolidated results since January 6, 2016.

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Six Months Ended June 30, 2017(3)	For the period January 6, 2016 through June 30, 2016
Revenue	(In thousands, except percentages)
Adhesives	$64,265	$63,190	$128,637	$126,133
Performance Chemicals	98,277	94,065	198,597	188,353
Roads and Construction	14,873	16,398	25,639	27,067
Tires	12,787	10,877	24,506	19,857
	$190,202	$184,530	$377,379	$361,410

Operating income	$25,463	$29,525	$43,158	$18,805
Adjusted EBITDA (non-GAAP) (1)	$38,665	$53,533	$72,181	$94,390
Adjusted EBITDA margin (non-GAAP)(2)	20.3%	29.0%	19.1%	26.1%
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.

(3)	The six month information is provided for comparative purposes only.
Q2 2017 VERSUS Q2 2016 RESULTS
Revenue for the Chemical segment was $190.2 million for the three months ended June 30, 2017 compared to $184.5 million for the three months ended June 30, 2016. The increase was primarily due to increased revenue in Performance Chemicals, attributable to higher selling prices. Total sales volumes were 101.6 kilotons for the three months ended June 30, 2017, a decrease of 7.3 kilotons or 6.7%. Adhesives volumes increased 6.6%, Performance Chemicals volumes decreased 12.7%, Roads and Construction volumes decreased 4.8%, and Tires volumes increased 7.4%. The negative effect from changes in currency exchange rates between the periods was $2.5 million.
For the three months ended June 30, 2017, the Chemical segment generated $38.7 million of Adjusted EBITDA (non-GAAP) compared to $53.5 million for the three months ended June 30, 2016. The decrease in Adjusted EBITDA was primarily due to lower margins indicative of the continued impact of low-cost C5 hydrocarbon alternatives and pricing pressure for TOFA and TOR products, and to a lesser extent decreased sales volumes. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

CASH FLOW AND CAPITAL STRUCTURE
During the six months ended June 30, 2017 (excluding borrowings under the Kraton Formosa Polymers Corporation (KFPC) Loan Agreement) we increased Kraton Corporation indebtedness by $7.5 million, while decreasing cash on hand (excluding KFPC cash) by approximately $10.3 million.
Summary of principal amounts for indebtedness and a reconciliation of Kraton debt to Kraton net debt and consolidated net debt (non-GAAP):

	June 30, 2017	December 31, 2016
	(In thousands)
Term Loan	$886,000	$1,278,000
10.5% Senior Notes	440,000	440,000
7.0% Senior Notes	400,000	—
ABL	—	—
Capital lease	2,586	3,042
Kraton debt	1,728,586	1,721,042
Kraton cash	97,279	107,599
Kraton net debt	1,631,307	1,613,443

KFPC(1) loan	162,575	115,854
KFPC(1) cash	31,433	14,150
KFPC(1) net debt	131,142	101,704

Consolidated net debt	$1,762,449	$1,715,147
__________________________________________________

(1)
This amount includes all of the indebtedness of our Kraton Formosa Polymers Corporation (KFPC) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and consolidate within our financial statements.

USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted Earnings per Share, and Net Debt. Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable U.S. GAAP financial measure. For additional information on the impact of the spread between the FIFO basis of accounting and estimated current replacement cost (“ECRC”), see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation and amortization. For each reporting segment, EBITDA represents operating income before depreciation and amortization, disposition and exit of business activities and earnings of unconsolidated joint ventures. Among other limitations EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue (for each reporting segment or on a consolidated basis, if applicable). Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Adjusted Diluted Earnings Per Share: We prepare Adjusted Diluted Earnings per Share by eliminating from Diluted Earnings (loss) per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC.
Net Debt: We define net debt for Kraton as total debt (excluding debt of KFPC) less cash and cash equivalents. We define consolidated net debt as Kraton net debt plus debt of KFPC less KFPC's cash and cash equivalents. Management uses net debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. In addition, management believes that presenting Kraton's net debt excluding KFPC is useful because KFPC has its own capital structure.
CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, July 27, 2017 at 9:00 a.m. (Eastern Time) to discuss second quarter 2017 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-839-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on July 27, 2017 through 1:59 a.m. (Eastern Time) on August 16, 2017. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-328-8402 or 203-369-3247.
ABOUT KRATON CORPORATION
Kraton Corporation (NYSE: KRA) is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesive, road and construction and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, and Cariflex are all trademarks of Kraton Polymers LLC or its affiliates.
FORWARD LOOKING STATEMENTS
Some of the statements and information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often identified by words such as “outlook,” “believes,” “target,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans”, “on track”, or “anticipates,” or by discussions of strategy, plans or intentions, including all matters described on the section titled “Outlook” including, but not limited to our expectations with respect to stability in raw material costs, segment margins, synergy capture, cost reductions, and operational improvements.
All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, assumptions, and other important factors that could cause actual results, performance or our achievements, or industry results to differ materially from those expressed in forward-looking statements.

These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: the integration of Arizona Chemical (now, AZ Chem Holdings LP); Kraton's ability to repay its indebtedness; Kraton's reliance on third parties for the provision of significant operating and other services; conditions in the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in Kraton's end-use markets; and other factors of which we are currently unaware or deem immaterial. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior reports and other filings with the SEC, the information contained in this report updates and supersedes such information. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$525,320	$454,649	$983,445	$874,572
Cost of goods sold	378,064	322,752	692,823	648,857
Gross profit	147,256	131,897	290,622	225,715
Operating expenses:
Research and development	9,759	10,114	20,104	20,690
Selling, general, and administrative	41,302	43,214	81,857	93,076
Depreciation and amortization	34,590	31,782	67,733	61,936
Operating income	61,605	46,787	120,928	50,013
Disposition and exit of business activities	—	(5,250)	—	40,001
Loss on extinguishment of debt	—	—	(19,738)	(13,423)
Earnings of unconsolidated joint venture	118	102	245	180
Interest expense, net	(34,444)	(33,742)	(68,749)	(67,580)
Income before income taxes	27,279	7,897	32,686	9,191
Income tax benefit (expense)	(3,854)	(1,029)	(5,072)	85,222
Consolidated net income	23,425	6,868	27,614	94,413
Net loss attributable to noncontrolling interest	2,136	533	4,360	1,075
Net income attributable to Kraton	$25,561	$7,401	$31,974	$95,488
Earnings per common share:
Basic	$0.82	$0.24	$1.03	$3.10
Diluted	$0.81	$0.24	$1.01	$3.07
Weighted average common shares outstanding:
Basic	30,585	30,158	30,508	30,095
Diluted	31,066	30,586	30,952	30,451

KRATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$128,712	$121,749
Receivables, net of allowances of $1,080 and $814	252,597	200,860
Inventories of products	394,820	327,996
Inventories of materials and supplies	23,858	22,392
Prepaid expenses	38,251	35,851
Other current assets	48,437	37,658
Total current assets	886,675	746,506
Property, plant, and equipment, less accumulated depreciation of $467,992 and $411,418	935,208	906,722
Goodwill	772,564	770,012
Intangible assets, less accumulated amortization of $171,607 and $144,946	423,043	439,198
Investment in unconsolidated joint venture	11,688	11,195
Debt issuance costs	2,926	3,511
Deferred income taxes	8,055	6,907
Other long-term assets	22,367	22,594
Total assets	$3,062,526	$2,906,645
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$33,521	$41,825
Accounts payable-trade	150,186	150,081
Other payables and accruals	123,705	130,398
Due to related party	19,676	14,669
Total current liabilities	327,088	336,973
Long-term debt, net of current portion	1,777,453	1,697,700
Deferred income taxes	215,597	211,396
Other long-term liabilities	175,577	170,339
Total liabilities	2,495,715	2,416,408

Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 31,207 shares issued and outstanding at June 30, 2017; 30,960 shares issued and outstanding at December 31, 2016	312	310
Additional paid in capital	366,917	361,682
Retained earnings	286,413	254,439
Accumulated other comprehensive loss	(116,696)	(158,530)
Total Kraton stockholders' equity	536,946	457,901
Noncontrolling interest	29,865	32,336
Total equity	566,811	490,237
Total liabilities and equity	$3,062,526	$2,906,645

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$27,614	$94,413
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	67,733	61,936
Amortization of original issue discount	3,610	3,258
Amortization of debt issuance costs	4,371	3,565
(Gain) loss on disposal of property, plant, and equipment	(13)	113
Disposition and exit of business activities	—	(40,001)
Loss on extinguishment of debt	19,738	13,423
Earnings from unconsolidated joint venture, net of dividends received	193	229
Deferred income tax benefit	(317)	(4,827)
Release of valuation allowance	—	(86,631)
Share-based compensation	5,147	5,131
Decrease (increase) in:
Accounts receivable	(42,452)	(20,568)
Inventories of products, materials, and supplies	(55,562)	36,045
Other assets	(7,683)	(2,265)
Increase (decrease) in:
Accounts payable-trade	342	(5,140)
Other payables and accruals	(3,187)	(18,087)
Other long-term liabilities	2,512	325
Due to related party	4,123	(763)
Net cash provided by operating activities	26,169	40,156
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(50,791)	(39,730)
KFPC purchase of property, plant, and equipment	(11,205)	(12,878)
Purchase of software and other intangibles	(3,470)	(1,492)
Acquisition, net of cash acquired	—	(1,312,105)
Sale of assets	—	72,803
Net cash used in investing activities	(65,466)	(1,293,402)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	432,797	1,782,965
Repayments of debt	(424,797)	(450,133)
KFPC proceeds from debt	39,898	24,339
Capital lease payments	(454)	(69)
Purchase of treasury stock	(1,511)	(967)
Proceeds from the exercise of stock options	1,601	281
Settlement of interest rate swap	—	(5,155)
Debt issuance costs	(9,971)	(57,646)
Net cash provided by financing activities	37,563	1,293,615
Effect of exchange rate differences on cash	8,697	134
Net increase in cash and cash equivalents	6,963	40,503
Cash and cash equivalents, beginning of period	121,749	70,049
Cash and cash equivalents, end of period	$128,712	$110,552
Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$8,167	$5,888
Cash paid during the period for interest, net of capitalized interest	$53,484	$38,035
Capitalized interest	$2,313	$2,523
Supplemental non-cash disclosures:
Property, plant, and equipment accruals	$17,534	$26,643

KRATON CORPORATION
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income attributable to Kraton			$25,561			$7,401
Net loss attributable to noncontrolling interest			(2,136)			(533)
Consolidated net income			23,425			6,868
Add (deduct):
Income tax expense			3,854			1,029
Interest expense, net			34,444			33,742
Earnings of unconsolidated joint venture			(118)			(102)
Disposition and exit of business activities			—			5,250
Operating income	$36,142	$25,463	$61,605	$17,262	$29,525	$46,787
Add (deduct):
Depreciation and amortization	16,773	17,817	34,590	15,630	16,152	31,782
Disposition and exit of business activities	—	—	—	(5,250)	—	(5,250)
Earnings of unconsolidated joint venture	118		118	102	—	102
EBITDA	53,033	43,280	96,313	27,744	45,677	73,421
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (a)	4,579	(790)	3,789	5,562	2,044	7,606
Disposition and exit of business activities	—	—	—	5,250	—	5,250
KFPC startup costs (b)	4,419	—	4,419	1,019	—	1,019
Non-cash compensation expense	2,173	—	2,173	2,048	—	2,048
Spread between FIFO and ECRC	(1,389)	(3,825)	(5,214)	(2,420)	5,812	3,392
Adjusted EBITDA	$62,815	$38,665	$101,480	$39,203	$53,533	$92,736
__________________________________________________

(a)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(b)	Startup costs related to the joint venture company, KFPC.

KRATON CORPORATION
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON AND OPERATING INCOME (LOSS) TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

	Six Months Ended June 30, 2017			Six Months Ended June 30, 2016
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income attributable to Kraton			$31,974			$95,488
Net loss attributable to noncontrolling interest			(4,360)			(1,075)
Consolidated net income			27,614			94,413
Add (deduct):
Income tax benefit (expense)			5,072			(85,222)
Interest expense, net			68,749			67,580
Earnings of unconsolidated joint venture			(245)			(180)
Loss on extinguishment of debt			19,738			13,423
Disposition and exit of business activities			—			(40,001)
Operating income	$77,770	$43,158	$120,928	$31,208	$18,805	$50,013
Add (deduct):
Depreciation and amortization	33,097	34,636	67,733	30,222	31,714	61,936
Disposition and exit of business activities	—	—	—	40,001	—	40,001
Loss on extinguishment of debt	(19,738)	—	(19,738)	(13,423)	—	(13,423)
Earnings of unconsolidated joint venture	245	—	245	180	—	180
EBITDA	91,374	77,794	169,168	88,188	50,519	138,707
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (a)	9,253	(570)	8,683	12,039	7,243	19,282
Disposition and exit of business activities	—	—	—	(40,001)	—	(40,001)
Loss on extinguishment of debt	19,738	—	19,738	13,423	—	13,423
Effect of purchase price accounting on inventory valuation (b)	—	—	—	—	24,719	24,719
KFPC startup costs (c)	7,240	—	7,240	1,859	—	1,859
Non-cash compensation expense	5,147	—	5,147	5,131	—	5,131
Spread between FIFO and ECRC	(37,882)	(5,043)	(42,925)	10,808	11,909	22,717
Adjusted EBITDA	$94,870	$72,181	$167,051	$91,447	$94,390	$185,837
__________________________________________________

(a)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(b)	Higher costs of goods sold for our Chemical segment related to the fair value adjustment in purchase accounting for their inventory.

(c)	Startup costs related to the joint venture company, KFPC.

KRATON CORPORATION
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Diluted earnings per share	$0.81	$0.24	$1.01	$3.07
Transaction, acquisition related costs, restructuring, and other costs (a)	0.09	0.20	0.20	0.52
Disposition and exit of business activities	—	0.11	—	(0.82)
Loss on extinguishment of debt	—	—	0.41	0.28
Effect of purchase price accounting on inventory valuation (b)	—	—	—	0.63
KFPC startup costs (c)	0.07	0.01	0.12	0.02
Valuation allowance (d)	—	—	—	(2.78)
Spread between FIFO and ECRC	(0.15)	0.07	(1.06)	0.52
Adjusted diluted earnings per share (non-GAAP)	$0.82	$0.63	$0.68	$1.44
__________________________________________________

(a)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(b)	We had higher costs of goods sold for our Chemical segment related to the fair value adjustment in purchase accounting for their inventory.

(c)	Startup costs related to the joint venture company, KFPC.

(d)	Reduction of income tax valuation allowance related to the assessment of our ability to utilize net operating losses in future periods.